                                                                   EXHIBIT 10.25
                                                                   -------------

     [translation from Dutch]



                                                                           Lease
                                                               1999T1000845MK/bm



This fourth day of February, two thousand, before me, Luutzen Frederik Tamminga, a civil-law notary in Rotterdam, the Netherlands, personally appeared:

1. Mr Meindert Rudolf Hendrik Krans, working at Weena 325 in (3013 AL) Rotterdam, born in Haarlem, the Netherlands, on the sixteenth of November, nineteen hundred and seventy, acting in this matter as the holder of a written power of attorney issued by Modus Media International B.V., a
                                         ------------------------------
     private limited liability company, having its registered office and maintaining a place of business at Landdrostlaan 51 in (7327 GM) Apeldoorn, the Netherlands, registered in the Trade Register of the Chamber of Commerce and Industry of Apeldoorn under number 08055138;

     .    this company hereinafter to be called the "Lessee"; and
                                                     ------

2. Ms Brigitte Francisca Anna Maria van der Laan, working at Weena 325 in (3013 AL) Rotterdam, born in Haarlem on the seventh of June, nineteen hundred and seventy-one, acting in this matter as the holder of a written power of attorney issued by ABN AMRO Onroerend Goed Lease en Financieringen
                                     -------------------------------------------
     B.V., a private limited liability company, having its registered office and
     ----
     maintaining a place of business at Wisselwerking 22 in (1112 XP) Diemen, the Netherlands (postal address PO Box 1020 BA Amsterdam), registered in the Trade Register of the Chamber of Commerce and Industry of Amsterdam under number 33184851;

     .    this company hereinafter also to be called the "Lessor";
                                                          ------

     Acting in their aforementioned capacities, the persons appearing declared as follows:

I.   Introduction
-----------------

     The Lessor is the legal and beneficiary owner of a parcel of land and the office and commercial property standing thereon, located at Boogschutterstraat at the corner with Oost Veluweweg in Apeldoorn, the Netherlands, constituting the Lessor's portion, measuring approximately five hectares, thirty-seven ares and twenty-eight centiares, of the parcels of land registered in the Land Registry as municipality of Apeldoorn, section AF, numbers 844, 845, 1314, 1323, 1324, 1325, 1405 and 1516, numbers 1314 and 1324 of these parcels being encumbered with a right in rem as referred to in Article 5(3)(b) of the Dutch Public Works Removal of Impediments in Private Law Act (Belemmeringenwet Privaatrecht) for the benefit of the Veluwe Water Management Authority, the registered property hereinafter to be called the "Registered Property".
                                   -------------------


II.  Construction Phase
-----------------------

     The Lessor entered into a turnkey agreement (the "Turnkey Agreement") with
                                                       -----------------
     Giesbers Bouw B.V. (the "Building Contractor") for the construction of an
                              -------------------
     office and business premises (the "Office and Business Premises") on the
                                        ----------------------------
     Registered Property in accordance with the drawings and specifications attached to this deed,
     - the Registered Property and the Office and Business Premises hereinafter to be called the "Leased Property".
                                   ---------------
     The Lessor also entered into management agreements with DHV AIB B.V. and Misel Bouwmanagement B.V. for the management of the construction of the Office and Business Premises (the "Management Agreements").
                                        ---------------------

     In the event that the Lessor receives a penalty from the Building Contractor pursuant to the Turnkey Agreement, the Lessor will deduct that amount from the Debit Balance as defined below. The total amount of the purchase and original costs will not exceed an amount of fifty-three million Dutch guilders (NLG 53,000,000).

     The purchase and original costs include, inter alia, the following:

     -    the purchase price of the Registered Property;

     - instalments payable to Giesbers Bouw B.V. pursuant to the Turnkey Agreement;

     - costs of relocating the IJsselleiding, which pipe and relocation is known to the parties;

     - amounts payable to DHV AIB B.V. pursuant to the Management Agreement entered into with it;

     - expenses payable by the Lessee to the Lessor as compensation for the entering into the Turnkey Agreement in the amount of one hundred and seventy-five thousand Dutch guilders (NLG 175,000) exclusive of VAT, which amount comprises the costs of Misel Bouwmanagement B.V.'s activities pursuant to the Management Agreement entered into with it;

     - all other expenses that the Lessor is obliged to incur with respect to the construction of the Office and Business Premises, including but not limited to the costs of the time spent by the Lessor's employees;

     - the annual interest for the period commencing when the Lessor makes the first payment in connection with the purchase of the Registered Property and/or the construction of the Office and Business Premises and (partially) ending when the Lease referred to below (partially)
          enters into force, on the "Debit Balance" (i.e. the sum of (1) the
                                     -------------
          total of the payments made by the Lessor at that time; and (2) the interest added to the Debit Balance in the manner described below, equal to the ABN AMRO Euro Base Rate, as applicable in each instance (at present four percent (4%), the minimum being three-and-a-half percent (3.5%) a year, plus a surcharge of one-and-a-half percent (1.5%) a year, at present resulting in a debit interest of five-and-a-half percent (5.5%) a year. Until further notice, the ABN AMRO Euro Base Rate will consist of the prevailing repo rate (the base refinancing transaction rate) of the European Central Bank (the "ECB")
                                                                           ---
          as applicable from time to time, increased by a debit interest surcharge to be determined by ABN AMRO Bank N.V. Upon a change in the base refinancing transaction rate by the ECB or in the debit interest surcharge by ABN AMRO Bank N.V., or in the composition or determination of the ABN AMRO Euro Base Rate by ABN AMRO Bank N.V., the debit interest will be adjusted accordingly. The base refinancing transaction rate will be rounded off to the nearest one-tenth percent (0.10%) for the benefit of the determination of the ABN AMRO Euro Base Rate, and percentages ending on five-hundredths of percents (0.05%) will be rounded up. The changes in the debit interest surcharge referred to above, as well as any future changes in the way of composition or determination of the ABN AMRO Euro Base Rate, will be published by ABN AMRO in at least three well-read Dutch national daily newspapers. The amount of the interest referred to above will be calculated by the Lessor and added to the Debit Balance on the last day of each calendar quarter. On the commencement date of the lease referred to below, the Debit Balance will be increased by the current interest up to the commencement date;

     -    the handling fee payable by the Lessee to the Lessor;

     - the notarial costs that are due in connection with the drafting of this Lease and all other documents related thereto;

     -    the land registry fees;

     -    the interest rate fixing fee;

     -    the interest on the VAT pre-financed by the Lessor.

     If, in so far as and when the total amount of the purchase and original costs exceed an amount of fifty-three million Dutch guilders (NLG 53,000,000), the Lessee will be obliged to pay the Lessor, at the Lessor's first request, the surplus.

III  Lease
----------

     The Lessor and the Lessee enter into a lease with respect to the Leased Property.

This Lease is concluded subject to the following

PROVISIONS
----------

Article 1
---------

a. As from the date on which the Building Contractor completes the Leased Property in accordance with the Turnkey Agreement"that date hereinafter to be called the "Completion Date""the Lessor will make the Leased Property
                    ---------------
     available to the Lessee, which will accept it, for a period of ten (10) years after the last day of the calendar quarter that includes the Completion Date.

b. Should the Lessor be unable to make the Leased Property available to the Lessee on the Completion Date, the Lessor will not be liable for the ensuing damage suffered by the Lessee. That fact will have no consequences with respect to the provisions of Article 2(a).

Article 2
---------

a. The Lessee will pay the Lessor compensation"hereinafter to be called the "Lease Price""for the use of the Leased Property of one million six thousand three hundred and seventy-four Dutch guilders and nine cents (NLG 1,006,374.09) per quarter, increased by the VAT on that amount. The Lease Price is based on the interest rate fixed by the Lessee of four point ninety-five percent (4.95%) and on the total purchase and original costs of the Leased Property of up fifty-three million Dutch guilders (NLG 53,000,000), exclusive of VAT (the "Lease Amount"), to be paid in arrears
                                         ------------
     before or on the last day of each calendar quarter, without any discount or set-off, to the bank account indicated by the Lessor, for the first time on the last day of the calendar quarter following the calendar quarter that includes the Completion Date. Before or on the last day of the calendar quarter that includes the Completion Date, the Lessee will pay the Lessor, for the use of the Leased Property up to the last day of the calendar quarter, an amount equivalent to an annual interest rate of four point ninety-five percent (4.95%) of the Lease Amount for that period.

     To determine the amounts owed by the Lessee to the Lessor, the Lessor's records will constitute full evidence unless counter-evidence is provided.

     The Lessee's payments will be made to subsequently pay for: first any costs; second, any losses, loss of profits and loss of interest due to late payment; third, interest components of the Lease Price; and fourth, the depreciation component of the Lease Price.

b. Each time a fixed-interest period for the Lease Price ends, to be counted as from the first day of the calendar quarter following the calendar quarter that includes the Completion Date, the Lease Price will be adjusted to the amount that is equivalent to a quarterly annuity that is calculated on the basis of the following five principles:

     1. the remainder of the Lease Amount on the date of the Lease Price adjustment, which remaining Lease Amount will be determined by deducting from the Lease Amount the sum of the depreciation components in the lease prices paid to the Lessor by the Lessee until the date of the Lease Price adjustment;

     2.   quarterly payment of the Lease Price in arrears;

     3. the interest rate applied by the Lessor on the date of the Lease Price Adjustment for the calculation of lease prices of leases with regard to registered property other than aircraft and ships;

     4. the remaining term of the Lease as from the date of the Lease Price Adjustment; and

     5. the fact that during the Lease's remaining term referred to in paragraph 4, the Leased Property will be depreciated in such a manner that on the date ten (10) years after the last day of the calendar quarter that includes the Completion Date, the book value will be thirty-five million Dutch guilders (NLG 35,000,000).

     The first fixed-interest period for the Lease Price will end on the date five (5) years after the last day of the calendar quarter that includes the Completion Date. The Lessee is always entitled to opt for a new fixed-interest period at the end of a fixed-interest period for the Lease Price, in which case the Lessee may choose between the fixed-interest periods then offered by the Lessor. If the Lessee wishes to exercise this right, the Lessee must inform the Lessor accordingly by registered letter, at least one month before the date on which the interest will be adjusted, stating the fixed-interest period chosen by the Lessee as from the next date of interest adjustment, on the understanding that a fixed-interest period will end not later than the day on which this Lease ends. If the Lessee does not, or does not timely, exercise its right referred to in the two sentences immediately preceding this sentence, the ending fixed-interest period will be followed by a new fixed-interest period of the same duration as the ending fixed-interest period for the Lease Price, on the understanding that any fixed-interest period will end ultimately on the day on which this Lease ends.

c. As the Lessee will use the Leased Property for purposes that qualify for a right to full deduction or virtually full deduction of VAT pursuant to
     Article 15 of the Dutch Turnover Tax Act of 1968 (Wet op de omzetbelasting
     1968), the parties hereby irrevocably opt for a Lease Price subject to VAT. By signing the present instrument, the Lessee irrevocably authorises the Lessor on its behalf to make an application as referred to in Article 11(1)(b)(5) of the Dutch Turnover Tax Act of 1968, as well as to complete and file the documents necessary for that purpose. If, in any financial year, the Lessee has not used the Leased Property for purposes that qualify for full or virtually full deduction of VAT pursuant to Article 15 of the Dutch Turnover Tax Act of 1968, the Lessee undertakes towards the Lessor that it will provide the Lessor with a statement signed by the Lessee within four weeks of the termination of the Lessee's relevant financial year, stating that the Lessee did not use the Leased Property for purposes that qualify for a right to full or virtually full deduction of VAT pursuant to Article 15 of the Dutch Turnover Tax Act of 1968 in the relevant financial year.

d. If, at any time during the term of this Lease, pursuant to the provisions of Article 11(1)(b)(5) of the Dutch Turnover Tax Act of 1968 or on any other ground, it is no longer possible to opt for a Lease Price subject to VAT and the Lessor must consequently, pursuant to the provisions of Article 15 of the Dutch Turnover Tax Act of 1968 in conjunction with Article 13 of the Dutch Turnover Tax Act of 1968

     Implementing Resolution and/or any other article, for a number of years annually pay the Government Tax Collector part of the VAT paid and deducted by the Lessor with regard to the purchase of the Leased Property (the "Prepaid Tax"), the Lessee will, at the Lessor's first request and within
      -----------
      one week after receipt of such request, pay the Lessor an amount equal to that part of the Prepaid Tax as well as all other damage and losses that the Lessor may incur as a result of the event referred to in this paragraph. The Lessor may not address the request referred to in the preceding sentence to the Lessee until the Lessor has filed the tax return on the basis of which the Lessor owes the relevant part of the Prepaid Tax with the competent Tax Inspector or has incurred the relevant damage or the relevant loss.

e. As the Lessee will occupy (part of) the Leased Property before the completion Date, the obligations arising for the Lessee from paragraphs (c) and (d) of this Article will also apply to such earlier occupation. From the date of occupation of part of the Leased Property up to the Completion Date, the Lessee will owe the Lessor a Lease Price, increased by VAT on that amount, to be paid every quarter in arrears. The Lease Price will be based on the total purchase and original costs of the occupied part of the Leased Property and an interest rate of four point ninety-five percent (4.95%).

Article 3
---------

a.   The Lessee will use the Leased Property only as business premises.

b. The Lessee itself must arrange for any licences and/or on exemptions required for the conduct of its business. The Lessee will also ensure that the Leased Property meets the requirements, including the safety regulations, stipulated and to be stipulated by authorities. Refusal or withdrawal of a licence or exemption will not be a ground for dissolution or nullification of this Lease, or for any claim for damages against the Lessor.

c.   The Lessee guarantees sound business operations in the Leased Property.

d. The Lessee will operate the business established in the Leased Property itself or with an affiliated company. Without the Lessor's prior written consent, the Lessee may not grant full or partial use of the Leased Property, or surrender or lease the Leased Property to third parties. The Lessor will not unreasonably withhold that consent. If the Lessor grants permission as referred to in the previous sentence, that will be subject to the condition that the Lessee pledges the rights from the agreement with the third party to the Lessor.

e. Without the other party's prior written consent, neither the Lessee nor the Lessor may dispose of its rights under this Lease or to contribute them to a (another) company, partnership or the like, or to exercise its rights in such a context. The aforesaid consent cannot be withheld on unreasonable grounds.

Article 4
---------

All costs of gas, water, electricity, heating and the like, and charges and taxes such as cleaning charges, environmental charges, water board charge and real property tax including the part that relates to the use pursuant to a right in rem (i.e. the owner's part) will be entirely for the Lessee's account. The parties will endeavour to charge those costs directly to the Lessee in so far as possible. The Lessee must pay the Lessor all charges and taxes that are imposed on the Lessor with regard to the Leased Property or that it owes, with the exception of the company tax, within ten days after the Lessor has informed the Lessee in writing, enclosing a copy of the invoice or bill.

Article 5
---------

In so far as the value of the Leased Property's general market value is not affected as a result, the Lessee is entitled to make changes and improvements in a Leased Property, but only in so far as the Lessor has given its permission in writing. The Lessor may make such permission subject to conditions.

Article 6
---------
The Lessor and the Lessee are familiar with:

 .    the letter of twenty-five October nineteen hundred and ninety-nine from
     Oranjewoud to ABN AMRO regarding the appraisal of the soil surveys performed, a copy of which letter will be attached to this deed;

 .    the exploratory soil and groundwater surveys of which soil and groundwater survey reports were drawn up by DHV Oost Nederland in December nineteen hundred and ninety-four, December nineteen hundred and ninety-six and June nineteen hundred and ninety-eight and by Consumij in October nineteen hundred and ninety-six, which reports are sufficiently known to the parties.

If, during the term of this Lease, toxic, chemical and/or other hazardous or environmentally polluting substances are contained in the soil and/or the ground water of the Leased Property, the Lessee will be required to remove those substances immediately from the soil and/or the ground water, unless otherwise agreed between the Lessor and the Lessee.

Article 7
---------

a. I. The Lessee must manage and use the Leased Property as a diligent user and ensure that it is always in a good state of repair. The Lessee will conclude maintenance contracts with regard to the installations belonging to the Leased Property. Upon request, the Lessor will be given access thereto at any time or will provide the Lessor with copies thereof. The Lessor will have access to the Leased Property at least once every six months in order to check whether its state of repair corresponds with the requirements set and to be set by the Lessor.

a. II. As soon as possible after the Completion Date, in consultation between the Lessor and the Lessee by order of the Lessor and for the Lessee's account, Rene Clercx Beheer O.G. B.V. of Stationstraat 1 in Helmond, the Netherlands, hereinafter to be called the "Manager", will draw up a
                                                   -------
        report named "Long-Term Maintenance Plan" with regard to the Leased Property.

a. III. The Manager (which hereinafter will also mean any successor to Rene Clercx Beheer O.G. B.V., to be designated by the Lessor) will ensure on behalf of the Lessor that the Leased Property is maintained in accordance with the report "Long-Term Maintenance Plan" and is therefore hereby authorised to contact the Lessee on behalf of the Lessor with regard to all issues relating to the maintenance of the Leased Property. The aforesaid power of attorney does not affect the Lessor's rights to contact the Lessee directly for that purpose. The costs of management, drafting the "Long-Term Maintenance Plan" report and annually updating the report will be NLG 7,500, exclusive of VAT, a year and will be for the Lessee's account.

a. IV All maintenance and repair work (maintenance includes both day-to-day and periodic maintenance) whether or not arising from the report "Long-Term Maintenance Plan" will be performed at the Lessor's instruction and for the account of the Lessee and in accordance with the requirements to be stipulated by the Lessor.

b.I The care for the constructive maintenance of the Leased Property will be the Lessor's responsibility. It will also arrange for replacements of installations belonging to the Leased Property. All costs involved in the above will be for the Lessee's account regardless of the reason why the repair or other work is required. It must compensate the Lessor for those costs within ten days after being informed thereof. The Lessee is required to provide every cooperation to the preparation and performance of the work.

b.II Unless, in its opinion, urgent repairs are involved, the Lessor must inform the Lessee of its plans in that respect in writing at least four weeks before it wishes to carry out repairs or other work on the Leased Property, providing a description of the planned work and the price involved. If the Lessee has not responded within two weeks, the provisions set out in the last two sentences under b.I. will apply.

b.III If the Lessee does not agree that the relevant repairs or other work will be performed and/or it does not wish the work and the materials to be used to be for its account up to the amount specified by the Lessor, it must inform the Lessor accordingly within two weeks after receipt of the aforesaid notification by registered letter, stating to what part of the proposal its objects. If the parties then do not reach agreement, the work will be performed only if PRC Bouwcentrum B.V., having its registered office in Bodegraven, the Netherlands, at the parties" joint request or at the request of the Lessor but after the Lessee has been given the opportunity to explain its position, has confirmed or indicated to what extent performance of the planned work is necessary for the preservation of the Leased Property or its value and that the stated price is reasonable. Within those limits the provisions of the last two sentences of b.I are applicable. That also applies if the Lessee's objection to the proposal made by the Lessor is filed with the Lessor after the expiry of the period of two weeks referred to above. The costs of PRC Bouwcentrum B.V. are for the Lessee's account unless PRC Bouwcentrum B.V. ascertains that the performance of the relevant work is not desirable.

b.IV The Lessee is not entitled to damages or any reduction of the Lease Price if the Leased Property cannot be used due to the performance of work or any defect or damage, regardless of how long that situation lasts and regardless of the cause.

c. At the end of this Lease, unless such end occurs because the Lessee purchases the Leased Property from the Lessor or this Lease is followed by a new lease or rental agreement between the Lessor and the Lessee with regard to the Leased Property, the Lessee is required to make available the Leased Property fully vacated, cleaned and in a good state of repair, by surrendering the keys to the Lessor. If the Lessor so requires, the Lessee is required to remove any goods that are attached permanently or otherwise to the Leased Property and to make the Leased Property available in its original state. The Lessee is deemed to have waived its rights towards the Lessor to any and all property that is found in the Leased Property after it is made available as referred to in the first sentence of this point (c). The Lessor is authorised to remove the aforesaid property without any liability on its side for the Lessee's account.

d. If and as soon as it is established that the provisions of the first sentence of paragraph (c) of this Article will be applicable, a soil and groundwater survey to be performed by order of and for the account of the Lessee should reveal that the soil and/or the groundwater are not polluted to such a degree with toxic, chemical and/or other hazardous or environmentally polluting substances that such pollution needs to be reversed in accordance with the then applicable environmental requirements and regulations. The costs of such survey will be for the Lessee's account. The survey referred to in the preceding sentence must be convened by the Lessor. If the survey shows that the soil and/or the groundwater are so badly polluted with toxic, chemical and/or other hazardous or environmentally polluting substances that such pollution must be reversed pursuant to then applicable environmental regulations and degrees, the Lessee must reverse or commission the reversal of such pollution. The costs of such reversal will be for the Lessee's account. If the aforesaid reversal has not yet taken place after the end of this Lease due to a cause for which the Lessor is not accountable, and the Lessor therefore cannot avail of the Leased Property, the Lessee will be required to compensate to the Lessor for the damage incurred by the Lessor as a result, without prejudice to the Lessor's right to commission the aforesaid reversal for the account of the Lessee.

Article 8
---------

a. The Lessor does not provide any warranty regarding visible and/or invisible defects. The Lessee indemnifies the Lessor against claims from third parties in that respect.

b. For the term of this Lease, the Lessor will take out a comprehensive risk insurance at the prevailing market premium to insure the total reconstruction value of the Leased Property against the consequences of fire, storm and water damage and such other risks as the Lessor and the Lessee will further agree with each other. In addition, the Lessor will take out insurance on the Leased Property for the term of this Lease, at the prevailing market premium, in which the entire reconstruction value of the Leased Property will be insured for the consequences of all events not covered by the insurance referred to in the preceding sentence, including but not limited to earthquakes and floods. The premiums for the insurance policies referred to in the preceding sentence will be paid by the Lessee to the Lessor within ten days after the premium invoice is forwarded. The insurance will not cover the Lessee's business risks, which will remain entirely for the Lessee's account.

c. This Lease will remain in force if the Leased Property is lost in full or in part due to an event. In that case, the Lessor will be required to use any insurance payments if and in so far as they are or have been paid to the Lessor, to restore/reconstruct the Leased property in its original state and to pay any surplus to the Lessee. Otherwise, the Lessor has no obligations towards the Lessee. In that case, the Lessee will be obliged to pay the lease instalments in full. A reduction of those instalments is excluded.

Article 9
---------

a. If the Lessee has complied with all of its obligations resulting from this Lease and this Lease is still in force, the Lessee will have the right to purchase the Leased Property on the day ten (10) years after the last day of the calendar quarter that includes the Completion Date at a purchase price that is hereby fixed in consultation for that event at thirty-five million Dutch guilders (NLG 35,000,000), exclusive of VAT, any additional costs and taxes regarding the transfer being for the account of the Lessee.

b. If, on the day ten years after the last day of the calendar quarter that includes the Completion Date, the Lessee decides not to exercise the right to purchase referred to in paragraph (a), the Lease will be extended for a period of five (5) years. In that case, the Lease Price will be determined in accordance with Article 2(b)(I), on the understanding that Article 2(b)(I)(5) should be read as "the fact that depreciation of the Leased Property during the remaining term of the Lease will be such that on the day fifteen (15) years after the last day of the calendar quarter that includes the Completion Date, the book value will be twenty-seven million five hundred thousand Dutch guilders (NLG 27,500,000)".

c. If the Lessee has then satisfied all of its obligations arising from this Lease and this Lease is still in force, the Lessee will be entitled to purchase the Leased Property on the day fifteen (15) years after the last day of the calendar quarter that includes the Completion Date at a purchase price that is hereby fixed in mutual consultation for that event at twenty-seven million five hundred thousand Dutch guilders (NLG 27,500,000), exclusive of VAT, the additional costs and taxes regarding the transfer being for the account of the Lessee.

d. The Lessor will draw the Lessee's attention to its rights referred to in paragraphs (a) en (c) by registered letter addressed to the Lessee not later than one year before ten (10) or fifteen (15) years, respectively, have passed since the last day of the calendar quarter that includes the Completion Date. If the Lessee wishes to exercise that right, it must inform the Lessor accordingly by registered letter within six months after the Lessee has received from the Lessor the registered letter referred to in the preceding sentence. If, for any reason whatsoever, the Lessee has not received a registered letter as referred to in the first sentence of this paragraph from the Lessor, the Lessee will have the right to inform the Lessor not later than the day three (3) months before ten (10) or fifteen (15) years have passed since the last day of the calendar quarter that includes the Completion Date, by registered letter addressed to the Lessor, that the Lessee wishes to exercise its purchase right referred to in paragraph (a). The notarial deed of transfer will be executed on the day referred to in paragraph (a) or (c), respectively, or on the day agreed between the parties in further consultation. This will be done before a civil-law notary to be designated by the Lessor. If the Lessor so desires, the Lessee will be required, before the execution of the aforesaid deed, to file together with the Lessor a request to exempt the transfer from VAT with the competent Inspector of Turnover Tax. The transfer itself will be effected free from any lease, mortgage and/or attachments and subject to a waiver of all rights and claims to seek dissolution of the Lease. Upon the transfer of the Leased Property, the Lessor will assign to the Lessee, if it so wishes, all claims that the Lessor may exercise against third parties that have damaged the Leased Property and against the insurer(s) for the risks referred to in Article 8(b). In that case the Lessor will also pay the Lessee any amounts that it has collected as damages and has not invested in the Leased Property. If the Lessee does not timely exercise its purchase rights or if, after having exercised the aforesaid rights, does not timely cooperate in the transfer of the Leased Property at the price referred to in paragraph (a), the Lessor will be irrevocably authorised to declare the purchase/transfer of rights expired, without prejudice to its right to compensation from the Lessee of costs, damage and interest. In that case the provisions of Article 7(c) and (d) will apply accordingly.

e. If the Lessee decides on the day fifteen (15) years after the last day of the calendar quarter that includes the Completion Date not to exercise the purchase right granted to it under paragraph (c), the Lessee will have the possibility of agreeing on a new lease period with the Lessor or may conclude with the Lessor a lease with regard to the Leased Property on conditions to be agreed in more detail at that time.

f. Not later than one year before fifteen (15) years have passed after the last day of the calendar quarter that includes the Completion Date, the Lessor will draw the Lessee's attention, by registered letter addressed to the Lessee, to its right referred to in paragraph (e). If the Lessee wishes to exercise the right granted to it in paragraph (e), it must inform the Lessor accordingly by registered letter within six months after the Lessee has received from the Lessor the registered letter referred to in the preceding sentence. If, for any reason whatsoever, the Lessee has not received a registered letter as referred to in the first sentence of this paragraph from the Lessor, the Lessee will have the right up to three (3) months before fifteen (15) years have passed since the last day of the calendar quarter that includes the Completion Date, to inform the Lessor, by registered letter addressed to the Lessor, of the fact that the Lessee wishes to make use of its right referred to in paragraph (c). In the registered letters referred to in the second and third sentences of this paragraph from the Lessee to the Lessor, the Lessee must indicate whether it opts for concluding a new lease period or for concluding a lease with the Lessor. As soon as possible after receipt by the Lessor of the registered letter referred to in this paragraph (f), the Lessee and the Lessor will enter into negotiations with each other concerning the conditions for a new lease period or a lease.

g. If the Lessee decides on the day fifteen (15) years after the last day of the calendar quarter that includes the Completion Date not to exercise the purchase right granted to it under paragraph (c), or to exercise the right to enter into a new lease period or new lease with respect to the Leased Property granted to it under paragraph (e), this Lease will end on the day fifteen (15) years after the last day of the calendar quarter that includes the Completion Date, without notice being required by either party. In that event, the provisions of Article 7(c) and (d) will apply.

h. Subject to the condition that the Lessee has fulfilled all of its obligations arising from this Lease and that this Lease is still in force, the Lessee will have the right to purchase the Leased Property at a date earlier than those stated in (a) and (c) at a purchase price that will be equivalent to the amount that is determined by reducing the original Lease Amount by the sum of the depreciation components in the lease prices paid to the Lessor by the Lessee until that day.

i.   If the Lessee wishes to make use of the right granted to it in paragraph
     (g), it must report this by registered letter to the Lessor not later than three months before the date on which the Lessee wishes to purchase the Leased Property. The provisions of the fourth and subsequent sentences of paragraph (d) of this Article will then apply accordingly. If the Lessee exercises the rights granted to it in paragraph (h), the Lessee will owe the Lessor compensation in addition to the price described in paragraph
     (g). That compensation will be equivalent to the difference between (i) the sum of the cash value of the interest components in the Lease Price expressed on the dates of early purchase to the next date on which a Lease Price revision would have taken place until the end date of the Lease in the event that the dates on which a revision of the Lease Price takes place have expired and ii) the sum of the cash value of the interest components that the Lessor could receive on the date of premature purchase on the interbank market on money loans, with amounts that are similar at that time to the amount described in paragraph (g) and which have an interest period similar to the period referred to in paragraph (i), on the understanding that the compensation may nevertheless be one percent (1%) of the price described in paragraph (g). The cash values will be calculated at the interest rate applicable on the dates of the premature purchase and referred to under (ii) of the preceding sentence. The Lessee will not owe compensation on the grounds of premature purchase if the premature purchase takes place on one of the dates referred to in Article 2(b) of this Lease.

Article 10
----------

The Lessee will owe the Lessor interest on any amount not timely paid to the Lessor and for each day of late payment until the date of payment, at a rate equivalent to the statutory interest rate, but at least twelve percent (12%) a year, in which respect a year is deemed to have three hundred and sixty days and a month thirty days.

Article 11
----------

1. If:

     a. The Lessee, after being given sound notice of default by the Lessor, fails to fulfil or to timely or properly fulfil any obligation towards the Lessor under this Lease or on any other ground whatsoever;

     b. the Lessee fails to fulfil or to timely or properly fulfil any obligation under any other lease or money loan or financing agreement with, or under any guarantee towards the Lessor;

     c. the Lessee, without the Lessor's prior written permission, decides to terminate its business, to fully or partially cease, sell, lease or alienate its business, if a power, permit or registration necessary for the performance of the Lessee's business expires or is denied or is withdrawn from the Lessee, if, in the Lessor's opinion, the Lessee's business is drastically changed, if the Lessee decides to relocate the performance of its business to another country, if the Lessee acts contrary to any statutory regulation relating to the conduct of its business, if the Lessee ceases to seek achieving its current object as defined in its Articles of Association or loses its legal personality;

     d. the Lessee is dissolved, or liquidated or if the Lessee decides or apparently intends to dissolve or liquidate its business;

     e. the Lessee applies for a suspension of payments, files a petition in bankruptcy, is declared bankrupt, offers a settlement outside bankruptcy or relinquishes its assets;

     f. an attachment under a writ of execution is levied on all or, in the Lessor's opinion, substantially all of the Lessee's assets, or if a pre-judgment attachment levied thereon is not annulled or cancelled within 60 days after the day of attachment, or if the goods or, in the Lessor's opinion, substantially all of them are alienated or encumbered, disowned or confiscated, without the Lessor's prior written consent, or have been lost or damaged;

     g. the Lessee enters into a merger or community of interests with one or more third parties or if, in the Lessor's opinion, a drastic change occurs in the control of the Lessee's business activities, or if, in the Lessor's opinion, a drastic change occurs in the Articles of Association or regulations of the Lessee due to which the Lessee's activities change to such a degree that, in the Lessor's opinion, the Lessor cannot be required to continue those agreements;

     h. the Lessee discharges its shareholders from an obligation to pay up not fully paid-up shares, to purchase shares in its own capital, make a repayment on shares or a payment from the reserves, or adopt a resolution to that effect or has the apparent intention to do so, all of this without the Lessor's prior written consent;

     i.   1.   one of the events referred to in (b), (d) or (e) occurs with regard to one or more of the businesses or companies that are included in the Lessee's consolidated balance sheet or with regard to one or more businesses or companies that have a controlling interest in the Lessee;

          2. one of the events referred to in (c), (f), (g) or (h) occurs with regard to one or more of the businesses or companies that are included in the Lessee's consolidated balance sheet or with regard to which one or more businesses or companies that have a controlling interest in the Lessee, and the Lessee and the Lessor have not, within a reasonable period to be specified by the Lessor, reached written agreement on the situation that has arisen;

          3. one or more of the businesses or companies that are included in the Lessee's consolidated balance sheet or with regard to which one or more businesses or companies that have a controlling interest in the Lessee fail/fails to fulfil any of the obligation towards the Lessor and/or ABN AMRO Bank N.V. in connection with credit and/or guarantee facilities provided by the Lessor and/or ABN AMRO Bank N.V., and the Lessee and the Lessor have not, within a reasonable period to be specified by the Lessor, reached written agreement on the situation that has arisen;

     j. one or more of the following circumstances occur with regard to the Leased Property: designation for expropriation, inclusion on the list of Protected Buildings, inclusion in a land consolidation order, demolition of the encumbered property or part thereof;

     k. one or more of the following circumstances occur: loss, destruction, damage, loss or expiration by any cause whatsoever of all or part of the goods or rights that serve in whole or part as security to the Lessor for the Lessee's obligations under the Lease and that security has not been replaced by the Lessee within 30 days of receipt of a written request for that purpose;

     l. the Lessee has provided the Lessor with incorrect information or has withheld information from it that is material to the Lessor with a view to the conclusion of the Lease; legislation or the interpretation thereof has changed or a government measure has been taken that relates to or affects or may affect the Lease and/or the security provided and/or the value thereof, and the Lessee and the Lessor have not reached written agreement within a reasonable period to be stipulated by the Lessor on the adjustment of the relevant provisions and/or security, subject to the condition that the Lessor's position does not change in what it considers a negative sense and the Lessee has not made use, before the end of the aforesaid period, of the right referred to in Article 9(g) to purchase the Leased Property.

     the Lessor may regard this Lease as dissolved and terminated with immediate effect, without notice of default or demand for performance being required and without judicial intervention, in which case the Lessee will be required immediately to vacate the Leased Property and to make it available to the Lessor, while surrendering the keys. The provisions of Article 7(c), second, third and fourth sentences, and of Article 7(d) will then apply accordingly. If the Lessor exercises its right referred to in the first sentence of this article, it will inform the Lessee accordingly by registered letter or bailiff's writ. The Lessee undertakes to immediately inform the Lessor of the occurrence of one or more of the circumstances referred to in paragraphs (a) to (k). The provisions of paragraph (i) under
     (2) do not imply that the enterprise or company referred to in that paragraph will be obliged to request the Lessor's (prior) consent if it is faced with a circumstance referred to in this paragraph under (c), (f) or
     (h).

2. If the Lessor dissolves the lease pursuant to the above provisions, the Lessee will pay the Lessor a lump-sum compensation payable on call to compensate the Lessor's loss and loss of profit. That compensation will be 1% of the amount equivalent to the amount that is determined by reducing the original Lease Amount by the sum of the depreciation components in the lease prices paid to the Lessor by the Lessee until the moment of dissolution of the Lease.

Article 12
----------

The costs of all extra-judicial measures, in any event including costs of collection and costs of legal aid, incurred in connection with non-performance and/or breach by the Lessee are for its account. The parties hereby set those costs in that event at ten percent (10%) of the amount payable by the Lessee at that time, increased by all costs pertaining to and relating to the vacation of the Leased Property by the Lessee.

Article 13
----------

Within two weeks after the Lessee's balance sheets and the profit and loss account with explanatory notes (those documents hereinafter jointly to be called the "Annual Accounts") with regard to any financial year have been adopted, the Lessee will send the Lessor a copy of the Annual Accounts, accompanied by a statement of the Lessee's accountant. The Lessee undertakes towards the Lessor to ensure that the adoption of the Annual Accounts with regard to any financial year will take place not later than the 11th month after the end of the relevant financial year.

Article 14
----------

The Lessee elects domicile in the Leased Property, also for purposes of judicial enforcement.

Article 15
----------

This Lease is governed to the extent possible by the General Terms and Conditions of ABN AMRO Bank N.V. as deposited on the twenty-second of December nineteen hundred and ninety-five with the Registrar of the Amsterdam District Court, except in so far as otherwise provided in this Lease. A copy of those General Terms and Conditions is attached to this deed. In those General Terms and Conditions, the term "bank" must be read as "Lessor" and the term "client" must be read as "Lessee". The Lessee declared to have received a copy of those General Terms and Conditions, to be familiar with them and to regard them as having been included verbatim in this deed.

LIABLE CAPITAL
--------------

The Lessee undertakes towards the Lessor that no dividend or other profit distributions will be made without the Lessor's permission as long as the liable capital is less than thirty-five million Dutch guilders (NLG 35,000,000), or would, as a result of such distributions, drop to less than thirty-five million Dutch guilders (NLG 35,000,000). With a view to the continuity of the Lessee's business, the Lessee undertakes towards the Lessor that the liable capital will be at least twenty-five percent (25%) of the (adjusted) balance sheet total during the term of this Lease. "Liable capital" will be understood to mean the share capital plus free distributable reserves plus any loans subordinated in respect of the Lessor plus hidden tax liabilities, less intangible assets, including a correction for net intercompany receivables (i.e. "affiliated companies non-trade"). The correction for net intercompany claims will not be made either if the sister company to which the Lessee gives the claim is sufficiently solvent and profitable in the Lessor's opinion, or if, should the sister company in question be insufficiently solvent and/or profitable in the Lessor's opinion, the Lessee is able to demonstrate to the Lessor's satisfaction that Modus Media International Incorporation warrants the repayment of the amount of the claim. Exclusively for the application of this Article, the liable capital is expressed in a percentage of the balance sheet total, whereby the book value of the Leased Property and other off-balance obligations have been taken into consideration. The Lessee undertakes towards the Lessor that it will not assume any liability for the obligations of an affiliated company without the Lessor's prior permission. The Lessee undertakes towards the Lessor to adjust the current amount of the intercompany receivables in order to comply with the above-mentioned percentage of liable capital.

CORPORATE GUARANTEE
-------------------

Modus Media International Incorporation will provide the Lessor with a corporate guarantee as security for the Lessee's performance of its obligations under the present Lease.

MANDATE AND POWERS OF ATTORNEY
------------------------------

The mandates of the persons appearing are evidenced by two non-notarial deeds that will be attached to this deed. I, the civil-law notary, have been shown sufficient evidence of the existence of the powers of attorney included in the mandates.

FINAL PROVISIONS
----------------

This deed was drawn up in one original copy and executed in Rotterdam, the Netherlands, on the date first above written. The persons appearing have identified themselves to me, the civil-law notary. They were informed of the sum and substance of this deed. They declared that they were informed well in time of the content of the deed, agreed to that content and did not require it to be read aloud in its entirety. Immediately after a limited reading, this deed was signed by the persons appearing and by me, the civil-law notary.

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